8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 720-726-9662 www.gatossilver.com

GATOS SILVER REPORTS RECORD QUARTERLY PRODUCTION FOR THE THIRD QUARTER OF 2022,

INCREASES PRODUCTION GUIDANCE AND LOWERS COST GUIDANCE FOR 2022

•       Silver production up 59% in Q3 2022 vs. Q3 2021

Denver, CO — October 11, 2022 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today announced record production results from its 70%-owned Cerro Los Gatos (“CLG”) mine for the quarter and nine months ended September 30, 2022. Gatos Silver also announced that it has increased production guidance and lowered cost guidance for 2022.

Dale Andres, CEO of Gatos Silver commented: “Our continued strong operating performance at CLG during the quarter reflects planned production sequencing, with mill throughput exceeding design capacity by 15% and with higher ore grades compared with a year earlier. Our priority exploration and definition drilling objectives are to extend our mine life by converting the higher-grade portion of our current Mineral Resource into Reserves and to follow up on the mineralization recently discovered at depth in the new South-East Deeps zone while assessing its potential implications for the entire Los Gatos district.”

Production Results (100% basis)

CLG achieved record production for silver, zinc and lead during the third quarter of 2022. Silver production was 2.7 million ounces of silver, an increase of 59% compared to the third quarter of 2021. Zinc production was 17.8 million pounds, up 32%, and lead production was 12.2 million pounds, up 13% from the comparable quarter in 2021.

The higher production was primarily due to record mill throughput rates averaging 2,862 tonnes per day and significantly higher ore grades processed during the quarter. Silver and zinc recoveries were also higher than the comparable quarter in 2021. Milling rates were 10% higher than the previous mill throughput record achieved in the first quarter of 2022, and 23% higher than the second quarter of 2022.

Increased third quarter 2022 output was supported by continued debottlenecking efforts and planned production sequencing in the highest-grade sections of the orebody, further helped by some stopes achieving higher than planned grades. In the fourth quarter we anticipate mined ore grades will be lower than the third quarter, but processing rates are expected to be similar.

During the third quarter we completed a fourth lift of the tailings dam on time and below budget. Construction of the paste plant is progressing on time and on budget and is nearing completion. We expect to start commissioning this month. We also expect the paste plant to help increase productivity and lower operating costs starting in the fourth quarter of 2022. We completed the transition to our new 100% renewable power supply contract in September, which together with other cost improvement initiatives is also expected to help lower operating costs going forward.

CLG comparative production highlights are summarized below:

	Three Months Ended September 30,		Nine Months Ended September 30,
CLG Production (100% Basis)	2022	2021	2022	2021
Tonnes milled (dmt)	263,331	234,054	709,666	669,876
Tonnes milled per day (dmt)	2,862	2,544	2,600	2,454
Feed Grades
Silver (g/t)	356	256	361	282
Zinc (%)	4.70	4.10	4.61	3.95
Lead (%)	2.38	2.35	2.45	2.30
Gold (g/t)	0.34	0.30	0.34	0.32
Contained Metal
Silver ounces (millions)	2.70	1.70	7.40	5.33
Zinc pounds - in zinc conc. (millions)	17.8	13.5	47.1	36.7
Lead pounds - in lead conc. (millions)	12.2	10.8	34.2	29.7
Gold ounces - in lead conc. (thousands)	1.40	1.30	3.98	3.92
Recoveries[1]
Silver – in both lead and zinc concentrates	89.6%	88.6%	89.9%	87.7%
Zinc - in zinc concentrate	65.4%	63.9%	65.4%	62.9%
Lead - in lead concentrate	88.5%	89.1%	89.4%	87.3%
Gold - in lead concentrate	48.9%	56.5%	51.3%	56.2%

Based on the continued strong operating performance of CLG, the Company is improving 2022 full year production guidance for silver by 9%2. The Company is providing even higher increases in guidance for zinc, lead and gold. At the same time, Gatos Silver now expects lower 2022 full year all-in sustaining costs (AISC)3. On a by-product basis, the Company has reduced guidance by 14%2.

The guidance improvements are shown in the table below:

CLG 2022 Full Year Guidance (100% Basis)	Previous	Current
Production Guidance – Contained Metal
Silver ounces (millions)	8.50 – 9.00	9.35 – 9.65
Zinc pounds – in zinc conc. (millions)	49 – 54	58 – 61
Lead pounds – in lead conc. (millions)	36 – 40	43 – 45
Gold ounces – in lead conc. (thousands)	4.0 – 4.5	5.0 – 5.3
All-in Sustaining Cost (AISC)[3]
Co-product basis ($/oz AgEq payable)	$16.50 – $18.50	$15.50 – $16.50
By-product basis ($/oz Ag payable)	$13.00 – $15.00	$11.50 – $12.50

The Company expects sustaining capital expenditures to be approximately $75 million in 2022. We expect sustaining capital expenditures to drop significantly in 2023 with the completion of the paste plant in the fourth quarter of 2022 and with no significant tailings dam construction expenditures required next year.

Corporate Update

As previously disclosed, Gatos Silver is in the process of transitioning its executive office from Denver, Colorado to Vancouver, British Columbia, Canada which is expected to be completed during the fourth quarter of 2022, and we continued to strengthen the executive management team with the previously announced appointment of Steve Bodley as our new General Counsel and Chief Compliance Officer.

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1 Recoveries are reported for payable metals in the identified concentrate. Recoveries reported previously in 2021 were based on total metal in both concentrates.

2 Percentage change in guidance is based on the mid-point of current and previous guidance ranges.

3 AISC is a non-GAAP measure. See “Non-GAAP Financial Performance Measures” for additional information. The Company does not provide a reconciliation of forward-looking AISC to the GAAP measure of the LGJV expenses due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, and as a result, is not able to provide a reconciliation of AISC without unreasonable effort. The amount of the non-GAAP adjustments may be material and, therefore, could result in projected AISC being materially different than projected LGJV GAAP expenses.

The Los Gatos Joint Venture (“LGJV”) had a cash balance of $39 million as of September 30, 2022, virtually unchanged from $40 million as of June 30, 2022. In July 2022, Gatos Silver received its share of the second quarterly dividend paid by the LGJV in the amount of $10 million as a result of continued strong operating performance of the CLG mine. The Company had a cash balance of $15 million and debt outstanding of $13 million related to our credit facility as of September 30, 2022.

On October 3, 2022, the Company announced an updated CLG Mineral Reserve Estimate, Mineral Resource Estimate and Life of Mine plan and expects to produce a new technical report at the end of October 2022.

As announced on September 30, 2022, the Company is diligently working to identify and engage an auditor licensed in British Columbia, Canada to conduct the audit and review of our financial statements. While the Company is continuing to evaluate material weaknesses in its internal controls over financial reporting related to the mineral reserve reporting errors, the Company expects that it will determine that at least one material weakness exists. The Company is still evaluating the extent of this and other potential material weaknesses. The Company anticipates completing an impairment assessment based on the 2022 Mineral Reserve in the fourth quarter of 2022 and is working towards completing all outstanding SEC and OSC filings as soon as practicable.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture (“LGJV”), the Company is primarily focused on operating the mine and mineral processing plant at the LGJV’s Cerro Los Gatos deposit. The LGJV consists of approximately 103,087-hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Anthony (Tony) Scott, P.Geo., Vice President of Evaluations and Technical Services of Gatos Silver who is a “Qualified Person” as defined in S-K 1300 and NI 43-101.

Non-GAAP Financial Performance Measures

AISC includes total production cash costs incurred at the LGJV’s mining operations (including all direct and indirect operating cash costs related to the physical activities of producing metals, including mining, processing and other plant costs, treatment and refining costs, freight and handling, general and administrative costs and royalties) plus sustaining capital expenditures and reclamation accretion expense and excludes Gatos Silver and Dowa corporate costs and allocations paid by the LGJV. AISC after by-product credits includes the AISC costs minus revenues from the sale of zinc, lead and gold. The Company believes this measure represents the total sustainable costs of producing silver from current operations and provides additional information of the LGJV’s operational performance and ability to generate cash flows. This non-GAAP financial measure is intended to provide additional information only and does not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding CLG’s annual production and AISC guidance and future mill throughput rates, expectations regarding future operating costs and capital expenditures, timing of an updated technical report and the outcomes of the Company’s evaluation of the material weaknesses in its internal controls over financial reporting are forward-looking statements. Certain forward-looking information should also be considered future-oriented financial information or financial outlook (collectively, “FOFI”) as such terms are defined in Canadian National Instrument 51-102. The purpose of disclosing FOFI is to provide a general overview of management’s expectations regarding the anticipated results of operations and readers are cautioned that FOFI may not be appropriate for other purposes. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management, including without limitation assumptions about commodity prices, mining methodologies, the accuracy of Mineral Reserve and Resource estimates, operating and capital costs, plant throughput and processing recoveries, favourable operating conditions, and including other assumptions to be set out in the 2022 Technical Reports. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, including without limitation, commodity prices, change in regulations, failure to retain or obtain permits and licenses, environmental risks, cost and timing of exploration, development and production, opposition to mining may arise, labour interruptions, other general risks associated with mining operations and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Tiffany Osburn
Director, Financial Reporting and Corporate Communications
investors@gatossilver.com
(720) 726-9662